Exhibit 99.1

For Release – May 24, 2017

JELD-WEN HOLDING, INC. ANNOUNCES PRICING OF SECONDARY OFFERING OF COMMON STOCK

Charlotte, N.C. – JELD-WEN Holding, Inc. (NYSE:JELD) today announced the pricing of a public offering of 14,000,000 shares of its common stock by Onex Partners Manager LP and its affiliates (collectively, “Onex”) and certain of the company’s other existing stockholders (collectively with Onex, the “Selling Stockholders”) at a public offering price of $30.75 per share. Onex has also granted the underwriters a 30-day option to purchase up to 2,100,000 additional shares of common stock. The offering is expected to close on May 31, 2017, subject to the satisfaction of customary closing conditions.

The company is not selling any shares in this offering and will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.

Barclays, Citigroup, Credit Suisse, J.P. Morgan, Deutsche Bank Securities, RBC Capital Markets, BofA Merrill Lynch, Goldman Sachs & Co. LLC, and Wells Fargo Securities are acting as joint book-running managers in the offering. Baird, FBR, and SunTrust Robinson Humphrey are acting as co-managers in the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (800) 831-9146.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 24, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Contacts:

JELD-WEN Holding, Inc.	or	CMD
Investor Relations:		Media Relations:
John Linker, +1.704.378.7007		Colby Reade, +1.503.488.4209
investors@jeldwen.com		creade@cmdagency.com
JELD-WEN@cmdagency.com

JELD-WEN Holding, Inc.	440 S. Church Street, Suite 400, Charlotte, NC 28202	www.jeld-wen.com